     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 1999
                                         REGISTRATION STATEMENT NO. 333-_______
-------------------------------------------------------------------------------

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                -------------------

                                      FORM S-3
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933

                                -------------------

                                 DAOU SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

                                      Delaware
           (State or other jurisdiction of incorporation or organization)

                                     33-0284454
                        (I.R.S. Employer Identification No.)

                                5120 Shoreham Place
                            San Diego, California 92122
                                   (619) 452-2221
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -------------------

                                  Larry D. Grandia
                       President and Chief Executive Officer
                                 DAOU Systems, Inc.
                                5120 Shoreham Place
                            San Diego, California 92122
                                   (619) 452-2221
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                -------------------

                                     Copies to:
                               John J. Hentrich, Esq.
                                  Baker & McKenzie
                           101 West Broadway, Suite 1200
                                San Diego, CA  92101

                                -------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / / If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                -------------------

                           CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
TITLE OF EACH       AMOUNT      PROPOSED MAXIMUM     PROPOSED        AMOUNT
  CLASS OF            TO           OFFERING           MAXIMUM          OF
 SECURITIES           BE           PRICE PER         AGGREGATE     REGISTRATION
TO BE REGISTERED  REGISTERED(1)     SHARE(2)       OFFERING PRICE      FEE
-------------------------------------------------------------------------------
Common Stock,
  $0.001 par
  value per
  share  . . . .  2,750,000           $4.91          $13,502,500     $3,753.70
-------------------------------------------------------------------------------

(1) Represents shares of Common Stock which may be offered pursuant to this Registration Statement consisting of an estimated 2,750,000 shares issuable upon conversion of 2,181,818 shares of Series A Convertible Preferred Stock. For purposes of determining the number of shares of Common Stock to be included in this Registration Statement, the Company estimated the number of shares of Common Stock issuable in connection with the conversion of the Series A Convertible Preferred Stock, based on the current conversion price of $5.50, and shares which may be issued as dividends or upon the occurrence of any future stock splits, anti-dilution events or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. Pursuant to Rule 457(c), the maximum offering price per share is $4.91, the average of the high and low prices of a share of the Registrant's common stock as reported on the Nasdaq National Market System on September 9, 1999, and the maximum aggregate offering price of $13,502,500 is the product of $4.91 and the number of shares of the Registrant's common stock being registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                -------------------

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 1999

                                     PROSPECTUS


                                 DAOU SYSTEMS, INC.

                                 2,750,000 SHARES
                                         OF
                      Common Stock, $0.001 Par Value Per Share

                                -------------------

     We are registering for resale up to 2,750,000 shares of our common stock, par value $0.001 per share, on behalf of the following selling stockholders:
Galen Partners III, L.P.; Galen Partners International III, L.P.; and Galen Employee Fund III, L.P.

     We will issue the shares of common stock registered by this prospectus upon the selling stockholders' future conversion of up to 2,181,818 shares of series A convertible preferred stock, $0.001 par value per share. The selling stockholders purchased these shares of series A convertible preferred stock by entering into a stock purchase agreement, dated as of July 26, 1999, with our company.

     The selling stockholders may sell all or a portion of the shares of common stock after conversion from time to time in the open market, in negotiated transactions or otherwise, and at prices to be determined by the prevailing market price for the shares or in negotiated transactions. We do not know when the selling stockholders will sell their shares of common stock after conversion, and we will not receive any of the proceeds from their sale.

     Our common stock trades on the Nasdaq National Market under the symbol "DAOU." On September 9, 1999, the closing sale price of our common stock as quoted on the Nasdaq National Market was $4.875 per share.


     INVESTING IN OUR COMMON STOCK INVOLVES SEVERAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -------------------

                                October      , 1999

                                 DAOU SYSTEMS, INC.

                                 TABLE OF CONTENTS

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . 11

REFERENCE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . 11

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . 13

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . 14

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

WHERE YOU CAN OBTAIN MORE INFORMATION. . . . . . . . . . . . . . . . . . 16


     You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. No one has been authorized to provide you with different information.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date provided on the front page of the documents.

                                      SUMMARY

     On behalf of the selling stockholders listed in this prospectus, we are registering for resale 2,750,000 shares of our common stock issuable upon the conversion of up to 2,181,818 shares of series A convertible preferred stock, $0.001 par value per share.

     You should read the following information about our company, together with the more detailed information about the shares of common stock covered by this prospectus, contained elsewhere in this prospectus. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our common stock involves a high degree of risk. Our financial statements and related notes are not included in this prospectus, but are incorporated by reference in the exhibits located at the end of this prospectus.

                                  THE COMPANY

     We provide integrated information technology solutions and services to the United States healthcare industry. Our capabilities range from up-front strategic consulting to information technology system design, implementation and long-term tactical support. Our information technology service capabilities include:

- SOFTWARE APPLICATION IMPLEMENTATION. We supply staffing resources to hospitals and other healthcare organizations to assist with the planning and implementation of healthcare software applications. Our software application consultants are vendor certified and can install nearly
     90% of the most common healthcare software applications.


- COMMUNICATIONS INFRASTRUCTURE. We deliver services relating to the information superstructure in healthcare enterprises, including networking, Intranet, Internet, desktop and voice, video and data solutions. These service offerings include assessment, design, implementation, management and outsourcing.


- MANAGEMENT CONSULTING. We develop business plans and provide guidance on information technology solutions for healthcare providers and managed care organizations.

- INTEGRATION SERVICES. We analyze, implement and support information systems that are designed to meet a customer's business objectives, reduce cost and improve the quality of care. Our services include system interfaces, the creation and management of data repositories and the development of specific software tools.


     We originally incorporated our company in California on July 16, 1987 under the name DAOU Systems, Inc., and reincorporated it in Delaware on November 15, 1996. Our principal executive offices are located at 5120 Shoreham Place, San Diego, California 92122. Our telephone number is (619) 452-2221 and our facsimile number is (619) 452-1338. Our e-mail address is info@daou.com and our home page address is http://www.daou.com.

     For additional information relating to our business, operations, properties and other matters, see the documents referred to below under "Incorporation of Certain Information by Reference."
                                         3

                                    RISK FACTORS

WE MAY NOT MANAGE SUCCESSFULLY OUR BUSINESS OPERATIONS IF WE FAIL TO HIRE, TRAIN AND RETAIN QUALIFIED COMPUTER NETWORK ENGINEERS, SOFTWARE APPLICATION CONSULTANTS AND KEY MANAGEMENT EMPLOYEES.

     Our business strategy depends in large part on the services of our key management and technical personnel such as computer network engineers and software application consultants. These personnel are in short supply, and the competition for their services is intense. This shortage is especially true for senior network engineers and software application consultants who have experience in and understand the hospitals, integrated healthcare delivery networks and other healthcare provider organizations that we serve. Our business also requires that our employees learn and implement the latest technical applications and innovations for our customers. In addition, we have experienced significant turnover among our technical personnel due in part to the significant time and travel demands and increased competition for their services. Any inability to hire, train and retain a sufficient number of qualified computer network engineers and software application consultants could impair our ability to adequately manage and complete our existing projects or to obtain new customers and projects. Our failure to retain key personnel or to attract additional qualified employees could materially and adversely affect our ability to deliver services to our customers in a timely and effective manner, if at all.

     In addition, during this calendar year, we have experienced turnover in our senior management. In March 1999, we appointed Larry Grandia to serve as our President, replacing Daniel Daou; and, in June 1999, we appointed Mr. Grandia as our Chief Executive Officer, replacing Georges Daou. In addition, we recently replaced our Chief Financial Officer, who left our employ on August 31, 1999; and we recently reassigned our Chief Operating Officer to other duties. In early 1999, we also transitioned our Vice President of Human Resources to other duties. This transition of management personnel may adversely affect our operating performance, given the diversion of management's attention from operational to recruitment activities and the time required for new senior personnel to assimilate and manage effectively our business operations.

MANY FACTORS HAVE CAUSED AND WILL CONTINUE TO CAUSE OUR FINANCIAL RESULTS TO FLUCTUATE.

     We have experienced significant quarterly fluctuations in our operating results mainly due to our recent acquisitions and efforts to expand our business. Variations in our revenues and operating results may continue from time to time, due to various factors, including:

     - the failure to achieve a successful sales program and to secure and deliver new customer contracts at the budgeted rate;

     - industry spending patterns and market conditions that may affect adversely the buying decisions of our current and prospective customers, such as the uncertain level of spending on information technology before and after the year 2000 conversion, the continued consolidation among healthcare provider entities and the projected reduction in reimbursements available to healthcare providers;

     - the relatively longer sales cycle in obtaining new customers and larger contracts;

     - the timing and extent of employee training or the loss of key employees;

     -    competition;

     - the reduction in size, delay in commencement, interruption or termination of one or more significant projects;

     - the loss or termination of preferred partnership relationships with software vendors or hospital groups;

     - the failure to estimate accurately the resources required to complete new or ongoing projects, including increased labor costs due to delays in project delivery schedules;

     - the commencement or completion during a quarter of one or more significant projects;

     - variations in the product or professional service content of our projects;

     -    the development and introduction of new services;

     - the continued effect of acquisitions, including additional administrative staffing and other increased infrastructure requirements to integrate the newly acquired companies; and

     - the effect of negative publicity relating to our litigation and operations.

     Although our revenues fluctuate from quarter to quarter, the substantial majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed. We expect these costs to increase in the future as we intend to grow our business and correspondingly expand our resources, such as additional computer network engineers, software application consultants and other employees and new offices, systems and other infrastructure. Accordingly, a variation in the timing of the commencement or completion of customer projects or contracts, particularly at or near the end of any quarter, may cause significant variations in operating results from quarter to quarter and could result in losses for a particular quarter. In addition, an unanticipated delay or termination of a major project or contract, or a series of smaller projects or contracts, could require us to maintain or terminate under-utilized employees, which could result in higher than expected expenses during a quarter.

OUR CASH RESERVES AND LIQUIDITY WOULD BE IMPACTED SEVERELY IF THE HOLDERS OF OUR SERIES A CONVERTIBLE PREFERRED STOCK REQUIRE US TO REDEEM THEIR SHARES FOR CASH UPON THE OCCURRENCE OF SPECIFIED EVENTS.

     We will have to pay a minimum of $12,000,000 in cash if the holders of all 2,181,818 shares of currently outstanding series A convertible preferred stock require us to redeem their shares upon the occurrence of any of the following events:

     - Larry D. Grandia's resignation as Chief Executive Officer of our company;

     - our failure to hire a replacement Chief Executive Officer within 180 days following Mr. Grandia's termination as Chief Executive Officer; or

     - the failure of Georges J. Daou or Daniel J. Daou to vote for a liquidation, dissolution or a transaction involving a consolidation, merger, sale of all or substantially all of our assets or disposition of more than 50% of the voting power of our company, if our board of directors votes in favor of the above-described transactions.

     We will have to redeem for cash any or all of the shares of series A convertible preferred stock if the holders of a majority of the then outstanding shares of series A convertible preferred stock provide us with written notice within 30 days of the occurrence of any of the above events. If we receive a written redemption notice, then we will have to pay a cash amount of $5.50, plus any accrued but unpaid dividends, for each share of series A convertible preferred stock covered under the redemption notice. We cannot assure you that we will have enough cash reserves to satisfy the redemption of any or all of the then outstanding shares of series A convertible preferred stock.

WE MAY EXPERIENCE DISRUPTIONS IN OUR BUSINESS OPERATIONS AND INCREASED EXPENSES IF WE DO NOT MANAGE EFFECTIVELY OUR RECENT GROWTH AND ACQUISITIONS.

     Our revenue growth and acquisitions during the last few years have placed significant demands on our management, operational, technical, financial and other systems and resources. This growth has:

     -    increased our working capital funding requirements;

     -    caused us to expand our efforts to recruit qualified personnel;

     -    forced us to expand our operational capacity; and

     - resulted in new and increased responsibilities for management personnel.

     During 1997 and 1998, we acquired 11 companies through pooling-of-interests mergers. We continue to face significant challenges and risks relating to these acquisitions, including the standardization of diverse management information and accounting systems and the training and retention of employees who work at various company and customer sites throughout the United States. To more effectively manage our various business divisions, we are implementing new enterprise resource planning software that is designed to coordinate accounting, scheduling, utilization management, purchasing and other management functions. We expect to complete our transition to the new software by the second quarter of 2000. However, this software may not adequately integrate the operations of our business divisions; and we may experience disruptions in our operations during the transition to the new software.

     We must continue to improve our operational, financial and internal systems to accommodate the increased number of projects and customers and the increased size of our operations, workforce and facilities. In addition, we continue to analyze and determine which processes and functions require standardization across the company, such as common billing, collection and contract procedures, and which functions are better managed independently by the operating divisions. We cannot assure you that we will address successfully the demands caused by our recent growth and acquisitions.

THE CONSOLIDATION AND CHANGING REGULATORY ENVIRONMENT OF THE HEALTHCARE INDUSTRY MAY REDUCE THE SIZE OF OUR TARGET CUSTOMER MARKET AND RESULT IN THE TERMINATION OF CUSTOMER CONTRACTS.

     We receive substantially all of our revenues from customers involved in the healthcare industry. Consequently, our business is vulnerable to changing conditions affecting this industry. Many healthcare provider organizations are consolidating to create larger organizations with greater regional market power and are forming affiliations for purchasing products and services. This consolidation could reduce our target market and result in the termination of customer contracts. In particular, some of our customers have scaled back or terminated their relationship with us following their acquisition, and this trend may continue in the future. For example, in 1997, Candler Health System, a large information systems outsourcing customer located in Savannah, Georgia that accounted for 6% of our revenues in 1996, terminated its information systems outsourcing contract with us after it consolidated with another healthcare enterprise. Moreover, consolidated enterprises or affiliated enterprises may try to use their greater bargaining power to negotiate reductions in the amounts paid to us for our services. Any reduction in the size of our target market or failure to maintain adequate price levels could materially and adversely affect our revenues and financial condition.

     The healthcare industry also is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of participants in the healthcare industry. For example, recent federal legislation may reduce the reimbursements available for hospitals. Reduced reimbursements may negatively impact the spending patterns and demand for our information technology services. We cannot predict with any certainty what impact these developments could have on our business.


OUR BUSINESS MAY BE SEVERELY DISRUPTED AND OUR REVENUES MAY DECLINE IF WE OR OUR KEY SUPPLIERS AND CUSTOMERS FAIL TO BE YEAR 2000 COMPLIANT.

     We use a significant number of computer equipment, software and devices with embedded technology in our internal operations and in providing services and reselling products to customers. To the extent that these systems are unable to interpret appropriately the upcoming calendar year 2000, we may be exposed to the following risks:

     - service delays to our customers arising from the failure of vendors, manufacturers and service providers to adequately address year 2000 issues;

     - increased warranty and other claims by our customers and/or increased product and system repair, replacement, service and maintenance obligations;

     -    diversion of resources to address and/or remediate year 2000 issues;
          and

     - our inability to properly staff our geographically dispersed customer sites during the year 2000 conversion.

     We have not yet completed our review of the year 2000 compliance of our internal computer equipment, software and devices with embedded technology. If any of these systems experience year 2000 compliance problems, we may be unable to process transactions, send invoices or conduct communications. In addition, based on our ongoing review of our customer contracts, we estimate that approximately 20% of our customer contracts have no specific liability limitations relating to year 2000 issues, which could increase our exposure to year 2000 claims. We also could be exposed to liabilities from agreements entered into by our subsidiaries, including agreements that our acquired company subsidiaries entered into before our acquisition. Furthermore, we have identified one major sales, service and maintenance contract that requires us to modify, repair or replace third-party products that are not year 2000 compliant. If the costs to ensure that these products are compliant are significant and if we are unable to obtain adequate indemnification and/or warranty coverage from the vendor, manufacturer or service provider, then these costs may materially and adversely affect our financial condition.

     In addition, our customers' failure to be year 2000 compliant may materially and adversely affect our ability to obtain new contracts or receive payments from these customers. If our customers or potential customers delay purchases of information systems until they have resolved their concerns regarding year 2000 compliance, then any revenues may be severely impacted. In addition, if our customers devote significant resources to make their information systems year 2000 compliant, then they may have to reduce their expenditures on our services.

INTENSE COMPETITION IN OUR INDUSTRY FROM COMPETITORS WITH GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES COULD PREVENT US FROM INCREASING REVENUES AND ACHIEVING OR SUSTAINING PROFITABILITY.

     The industry for healthcare information technology services has a large number of participants and is subject to rapid change and intense competition. In addition, many of our competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. We currently compete against:

     - consulting firms such as First Consulting Group, Inc. and Superior Consulting Holdings Corporation and the consulting divisions of the major accounting firms;

     - healthcare information technology companies such as McKesson HBOC and Shared Medical Systems Corporation;

     - system integrators such as Science Applications International Corporation, Electronic Data Systems Corporation and Perot Systems Corporation; and

     -    telecommunications providers and network equipment vendors.

     We also compete with smaller regional network services firms in selected geographical areas of the country. In addition, we have faced, and expect to continue to face, additional competition from new entrants into our markets, such as other healthcare information technology companies not presently offering or emphasizing network systems services and large network services companies not currently focusing on healthcare. Increased competition could result in price reductions, fewer customer projects, under-utilization of employees, reduced operating margins and loss of market share, any of which could materially and adversely affect our business, financial condition and results of operations. We cannot assure you that we will compete successfully against current and future competitors.

WE MAY BE SUED IF OUR COMPUTER NETWORK SYSTEMS FAIL TO PROVIDE ACCURATE, RELIABLE AND TIMELY INFORMATION TO HEALTHCARE PROVIDERS.

     Our computer network systems are designed to provide access to and accurate delivery of a wide range of information within a healthcare provider organization, including information used by clinicians in the diagnosis and treatment of patients. If a computer network system that we installed or maintain fails to provide accurate, reliable and timely information to a patient's healthcare provider, and, as a result, that patient is injured, then either the patient or the healthcare provider might bring a claim against us based on our installation or management of the computer network system. In addition, we may be sued if a patient is injured because of a service that we have performed or failed to perform for the healthcare provider organization. Although we maintain errors and/or omissions insurance, this insurance coverage may not adequately cover any claims asserted against us. In addition, appropriate insurance may not continue to be available to us in the future at commercially reasonable rates.

WE DEPEND ON A SMALL NUMBER OF LARGE CUSTOMERS TO PROVIDE A SIGNIFICANT PORTION OF OUR REVENUES.

     We receive a significant portion of our revenues from a relatively limited number of large customer contracts, and expect this pattern to continue in the future. As a percentage of total revenues, our five largest customers accounted for approximately:

     -    26% for the six months ended June 30, 1999;
     -    19% for the year ended December 31, 1998;
     -    22% for the year ended December 31, 1997; and
     -    27% for the year ended December 31, 1996.

     The loss of any large customer could materially and adversely affect our revenues and financial condition. In particular, three of our large information technology outsourcing customers represented approximately 15% of total revenues during the six months ended June 30, 1999. If we lose one of these outsourcing customers, then we will face significant challenges in finding other engagements on which to staff these employees. Delays in reassigning and the resulting under-utilization of these employees would impact negatively our operating results and financial condition.

OUR CUSTOMERS CAN TERMINATE, WITHOUT PENALTY, SOME OF OUR FIXED PRICE AND OUTSOURCING CONTRACTS.

     Although we enter into multi-year contracts with many of our customers, some of our fixed price and outsourcing customers can reduce or cancel their use of our services before the end of the contract term. For example, Saint Mary's Health Network, a large information technology services customer located in Reno, Nevada that accounted for 9% of our revenues during the six months ended June 30, 1999, may terminate our information management agreement on 90 days' written notice without penalty. In addition, we have provided and expect to continue providing services to customers without long-term contracts. When a customer defers, modifies or cancels a project, we must rapidly redeploy our technical and other personnel to other projects to minimize the under-utilization of employees and the resulting adverse impact on our operating results. Furthermore, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of our business relationships with any significant customers or with a number of smaller customers could materially and adversely affect our operating results.

OUR LONG SALES AND PROJECT DELIVERY CYCLES EXPOSE US TO POTENTIAL LOSSES.

     Our sales process for network projects is often subject to delays associated with the lengthy approval process that typically accompanies significant capital expenditures by our customers. During this process, we expend substantial time, effort and resources marketing our services, preparing contract proposals and negotiating contracts. Any failure to obtain a signed contract and receive payment for our services after expending significant time, effort and resources could materially and adversely affect our revenues and financial condition.

FIXED PRICE AND FIXED TIME FRAME CONTRACTS MAY ADVERSELY AFFECT OUR PROFITABILITY IF WE DO NOT ACCURATELY ESTIMATE THE RESOURCES AND TIME REQUIRED TO COMPLETE THESE CONTRACTS.

     We offer a portion of our computer network system and consulting services on a fixed-price, fixed-time frame basis. Consequently, we bear the risk of cost over-runs in connection with these projects. Our failure to estimate accurately the resources and time required for a project or our failure to complete our contractual obligations within the committed fixed-time frame could reduce our profit or cause a loss. In addition, the amount of time that it takes to complete a project often depends on factors outside of our control, including the customer's existing information technology systems or the customer's lack of resources to devote to the project. We might not achieve the profitability and staff utilization that we expect under our fixed price and fixed time contracts, and may even incur losses on these contracts in the future.

WE MUST CONTINUALLY OFFER SERVICES AND PRODUCTS THAT MEET OUR CUSTOMERS' DEMANDS, AS NEW TECHNOLOGIES OR INDUSTRY STANDARDS COULD RENDER OUR SERVICES OBSOLETE OR UNMARKETABLE.

     We receive a significant portion of our revenues from projects based on complex computer networks. The markets for computer network products and services are continuing to develop and are characterized by rapid change. We cannot assure you that products, systems or technologies developed by third parties will not render one or more of our services noncompetitive or obsolete. Our success will depend on our ability to offer services and products that keep pace with continuing changes in technology, evolving industry standards and the changing preferences of our healthcare customers. We cannot assure you that we will successfully address these developments.

MANY FACTORS RELATED TO OUR BUSINESS OPERATIONS AND INDUSTRY COULD IMPACT OUR FUTURE STOCK PRICE, CAUSING WIDE FLUCTUATIONS IN VALUE AND SIGNIFICANT VOLATILITY.

     Based upon the historical performance of our common stock, we anticipate that the future price of our common stock may be subject to wide fluctuations because of announcements of:

     -    quarterly fluctuations in our operating results;

     -    changes in earnings estimates by analysts;

     -    negative publicity relating to our litigation and operations;

     -    strategic relationships or acquisitions;

     -    new customer contracts or services by us or our competitors;

     -    general conditions in the market for computer network services;

     -    healthcare industry and general market conditions; and

     -    changes in our pricing policies or those of our competitors.

     In addition, in recent years, the stock market in general and the shares of technology companies in particular have experienced extreme price fluctuations. Fluctuations in the price of our shares of common stock may be disproportionate or unrelated to our operating performance and may affect adversely the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL EQUITY CAPITAL.

     The sale of substantial amounts of our common stock in the public market, the prospect of these sales or the sale or issuance of convertible securities or warrants could affect adversely the market price of our common stock. Of the 17,696,687 shares outstanding as of September 9, 1999, 11,185,012 shares of common stock are freely tradable without restriction in the public market, unless the shares are held by "affiliates" of our company as defined in Rule 144 under the Securities Act of 1933, or are otherwise required to comply with specific sale volume limitations and other restrictions under Rule 144. The remaining 6,511,675 shares are "restricted securities" as defined in Rule 144. This prospectus registers an additional 2,750,000 shares of common stock that will be freely tradable upon conversion of the 2,181,818 outstanding shares of series A convertible preferred stock. In addition, we have registered on a form S-8 registration statement an aggregate of 4,000,000 shares of common stock under the DAOU Systems, Inc. 1996 Stock Option Plan. As of September 9, 1999, an additional 112,240 shares of common stock were subject to other outstanding stock options.

OUR OFFICERS AND DIRECTORS HAVE THE POWER TO INFLUENCE THE ELECTION OF DIRECTORS AND THE PASSAGE OF STOCKHOLDER PROPOSALS BECAUSE THEY COLLECTIVELY HOLD A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK.

     As of September 9, 1999, our executive officers, directors and affiliated persons beneficially owned approximately 44% of the outstanding shares of common stock. As a result, these stockholders can exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay or prevent a change in control of our company.

PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER PREVENT OR DELAY TAKEOVER ATTEMPTS AND A CHANGE OF CONTROL OF OUR COMPANY.

     A number of provisions of Delaware law and our certificate of incorporation and bylaws could delay, defer or prevent a change in control of our company and could limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions:

     - prohibit us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specific conditions are met;

     - permit our board of directors to issue shares of preferred stock without stockholder approval on the terms as our board may determine;

     -    provide for a classified board of directors;

     - eliminate the right of our stockholders to act by written consent without a meeting;

     - require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting;

     -    eliminate cumulative voting in the election of directors; and

     - allow for the removal of directors only for cause and with a two-thirds vote of our outstanding shares.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning future events or performance of our company. You should not rely excessively on these forward-looking statements, because they are only predictions based on our current expectations and assumptions. Forward-looking statements often contain words like "estimate," "anticipate," "believe," "expect" or similar expressions. Many known and unknown risks and uncertainties could cause our actual results to differ materially from those indicated in these forward-looking statements. You should review carefully the risks and uncertainties identified in this prospectus, including those explained in the above risk factors and in our other SEC filings such as our Form 10-K/A for the fiscal year ended December 31, 1998. We have no obligation to update or announce revisions to any forward-looking statements to reflect actual events or developments.

                                  REFERENCE DATA

     Industry, market and market share information that may be contained in this prospectus is based on information appearing in publicly available reports. We have not independently verified this information.

                             DESCRIPTION OF SECURITIES

     On July 26, 1999, we entered into a stock purchase agreement with the selling stockholders listed in this prospectus for the purchase of 2,181,818 shares of series A convertible preferred stock for an aggregate purchase price of $12 million. The selling stockholders may convert at any time any or all of the shares of series A convertible preferred stock that they acquired into shares of common stock at a conversion rate equal to $5.50 per share, subject to adjustments for any stock split, stock dividend or other subdivision or a consolidation of the outstanding common stock. The conversion rate also will be adjusted downward if we issue securities at a price less than the adjusted conversion price that is in effect immediately before the issuance.

     The selling stockholders are entitled to receive dividends on the series A convertible preferred stock at an annual rate of 6%, based on the issue price of $5.50 per share, until July 27, 2001. After July 27, 2001, the holders of series A convertible preferred stock are entitled to receive dividends at an annual rate of 6% plus 1% for each successive year after July 27, 2001, based on the issue price of $5.50 per share. These dividends are payable semi-annually in shares of series A convertible preferred stock. If the payment of these dividends would cause our company to issue more than 19.9% of our outstanding shares of common stock at a price below the market value on the date of issuance, then the dividend will be payable in cash.

     Each of the selling stockholders and their respective affiliates may not convert, however, a number of shares of series A convertible preferred stock that would result in beneficial ownership exceeding 3,521,501 shares, which number equals 19.9% of the total outstanding shares of common stock on July 27, 1999.

     Each share of series A convertible preferred stock will automatically convert into shares of common stock if the common stock's closing price equals or exceeds $11.00 per share, as adjusted for any stock split, dividend, combination or other recapitalization, for 20 consecutive trading days at any time after July 27, 2000. Fifty percent (50%) of the series A convertible preferred stock held by each selling stockholder will automatically convert into shares of common stock if the common stock's closing price equals or exceeds $13.75 per share, as adjusted for any stock split, dividend, combination or other recapitalization, for 20 consecutive trading days at any time between November 24, 1999 and July 27, 2000.

     We may be required to redeem the series A convertible preferred stock for cash if the holders of a majority of the outstanding shares of series A convertible preferred stock provide written notice to us within 30 days of the occurrence of the following events:

     - Larry D. Grandia's resignation as Chief Executive Officer of our company;

     - our failure to hire a replacement Chief Executive Officer within 180 days following Mr. Grandia's termination as Chief Executive Officer; or

     - the failure of Georges J. Daou or Daniel J. Daou to vote for a liquidation, dissolution, or a transaction involving a consolidation, merger, sale of all or substantially all of our assets or disposition of more than 50% of the voting power of our company, if our board of directors votes in favor of the above-described transactions.

     Each selling stockholder has the right to one vote for each share of common stock into which its series A convertible preferred stock may be converted. The holders of series A convertible preferred stock have the same voting rights and powers as any holder of our company's common stock, are entitled to vote on any question upon which the holders of common stock have the right to vote, and are entitled to notice of any stockholders' meeting.

     If our company is liquidated or dissolved, then the selling stockholders will be entitled to receive, before any distribution to holders of our common stock, $5.50 per share of series A preferred stock plus an amount in cash equal to any accrued but unpaid dividends.

     Under the related registration rights agreement, we agreed to register the underlying shares of common stock for resale by the selling stockholders. We will prepare and file any amendments and supplements to this registration statement, as may be necessary to comply with the rules and regulations of the Securities Act of 1933, to keep it effective until the earlier of:

     - the date on which each selling stockholder may sell all of its shares of common stock registered under this prospectus within any 90 day period permitted by the SEC rules, including Rule 144; or
     - the date on which the selling stockholders have sold all of the shares covered by this prospectus.

We have agreed to bear specific expenses, other than broker discounts and commissions, in connection with this registration statement.

     If the maximum number of shares registered under this prospectus do not cover all of the shares of common stock issued in connection with the conversion of the series A convertible preferred stock, then we similarly will register the excess shares with the SEC.


                               USE OF PROCEEDS

     The shares of common stock registered under this prospectus are registered solely for the accounts of the selling stockholders. We will not receive any of the proceeds from the sale of any of the shares registered under this prospectus.

                            SELLING STOCKHOLDERS

     The table below lists the selling stockholders and other information regarding their beneficial ownership of the common stock. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with our company or any of its predecessors or affiliates. Because the selling stockholders may offer all or a portion of the shares of common stock registered by this prospectus, we cannot estimate the number of shares that will be held by the selling stockholders after the sales. In addition, prior to the filing of this prospectus, the selling stockholders may have sold, transferred or otherwise disposed of a portion of the shares of common stock registered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. With respect to the shares of common stock issuable upon conversion of the shares of series A convertible preferred stock, the number of shares included in this prospectus may be adjusted and could differ significantly from the estimated amounts listed in the following table because of factors that we cannot predict on the date of this prospectus.

     We obtained the information provided in the table below from the selling stockholders. The selling stockholders may sell all, some or none of their shares covered by this prospectus. See "Plan of Distribution."

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                BENEFICIAL OWNERSHIP OF                               BENEFICIAL OWNERSHIP OF
                                                     COMMON STOCK                                        COMMON STOCK AFTER
                                                  PRIOR TO OFFERING (1)                                      OFFERING (1)
                                             ----------------------------   NUMBER OF SHARES OF  --------------------------------
                                                NUMBER OF     PERCENTAGE    COMMON STOCK COVERED     NUMBER OF     PERCENTAGE
NAME OF SELLING STOCKHOLDER                     SHARES(2)    OF CLASS (3)   BY THIS PROSPECTUS(2)    SHARES (4)   OF CLASS (3)
---------------------------------------------------------------------------------------------------------------------------------
Galen Partners III, L.P. (5)                    2,512,306        12.4%            2,512,306               0             *

Galen Partners International III, L.P. (6)        227,407         1.3%              227,407               0             *

Galen Employee Fund III, L.P. (7)                  10,288          *                 10,288               0             *

     Total                                      2,750,000        13.4%            2,750,000               0             *
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

     ----------------------------------------------------------------------------------------------------------------------

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as governed by applicable community property laws, the selling stockholders have sole voting and investment power with respect to the respective shares of common stock owned by them.

(2) Represents our estimate of the number of shares of common stock issuable in connection with the conversion of the series A convertible preferred stock based on the current conversion price of $5.50 and shares that may be issued as dividends or upon the occurrence of anti-dilution events.

(3) Based upon 17,696,687 shares of common stock outstanding as of September 9, 1999.

(4) Assumes the sale of all of the shares of common stock registered under this prospectus to persons who are not affiliates of the selling stockholders.

(5) Galen Partners III, L.P., a Delaware limited partnership, is affiliated with Claudius, LLC, a Delaware limited liability company, which is the general partner of this fund. David Jahns, a director of our company, is a member of Claudius, LLC. Mr. Jahns disclaims beneficial ownership of the shares held by this entity, except to the extent of his indirect interest in the shares held by this entity arising from his membership interest in Claudius, LLC.

(6) Galen Partners International III, L.P., a Delaware limited partnership, is affiliated with Claudius, LLC, which is the general partner of this fund. David Jahns, a director of our company, is a member of Claudius, LLC. Mr. Jahns disclaims beneficial ownership of the shares held by this entity, except to the extent of his indirect interest in the shares held by this entity arising from his membership interest in Claudius, LLC.

(7) Galen Employee Fund III, L.P., a Delaware limited partnership, is affiliated with Galen Associates, a venture capital investment firm and the investment manager of this fund. David Jahns, a director of our company, is a Vice President of Galen Associates. Mr. Jahns disclaims beneficial ownership of the shares held by these entities.


                                PLAN OF DISTRIBUTION

     The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:

     - in transactions in the Nasdaq National Market System, in negotiated transactions, or by a combination of these methods;

     -    at fixed prices that may be changed;

     -    at market prices prevailing at the time of the resale;

     -    at prices related to these market prices; or

     -    at negotiated prices.

     At the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus to or through:

     -    ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

     - purchases by brokers, dealers or underwriters who may receive compensation in the form of discounts or commissions from the selling stockholders or the purchasers of these shares, for whom the broker-dealers may act as agent or principal, or both;

     - "at the market" to or through market makers or into an existing market for our common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected by agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     -     in privately negotiated transactions;

     -     to cover short sales; or

     -     any combination of the foregoing.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus owned by them, and the pledgees, secured parties or persons to whom these shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. The number of shares of common stock registered under this prospectus and beneficially owned by those selling stockholders who so transfer, pledge, donate or assign those shares will decrease as and when they take these actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. In addition, a selling stockholder may, from time to time, sell short shares of common stock. In these instances, this prospectus may be delivered in connection with these short sales and the shares of common stock offered hereby may be used to cover these short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by the broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares.
A selling stockholder also may loan or pledge the shares of common stock registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

     Broker, dealers, underwriters or agents participating in the distribution of the shares of common stock registered under this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any of the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock registered under this prospectus.

     We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and specific related persons against any losses, claims, damages or liabilities under the Securities Act of 1933 or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission instating a material fact under this registration statement or prospectus.

     To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

                                LEGAL MATTERS

     Baker & McKenzie, San Diego, California, has passed upon the validity of the securities offered in this prospectus.

                                  EXPERTS

     The consolidated financial statements of DAOU Systems, Inc. included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference, which as to the years ended December 31, 1997 and 1996 are based in part on the reports of Deloitte & Touche LLP, independent auditors. Such financial statements have been incorporated herein by reference. in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN OBTAIN MORE INFORMATION

AVAILABLE INFORMATION

     We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect these reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov), which contains the reports, proxy statements, information statements and other information that we file electronically with the SEC.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, with respect to the shares covered by this prospectus. This prospectus does not contain all of the information presented in the registration statement, because specific parts are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to these contracts, agreements or other documents filed as an exhibit to the registration statement, we refer you to these exhibits for a more complete description of the matter involved. Each of these statements is deemed qualified in its entirety by this reference.


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We incorporate by reference in this prospectus and encourage you to read the following documents that we have filed with the SEC to comply with the requirements of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999, as amended on Form 10-K/A filed on April 30, 1999;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, as filed on May 17, 1999, and June 30, 1999, as filed on August 16, 1999;

     -    Definitive Proxy Statement on Schedule 14A filed May 20, 1999;

     -    Current Reports on Form 8-K filed January 15, 1999 and July 29, 1999;
          and

     - The description of the common stock contained in DAOU's Registration Statement on Form 8-A filed on January 29, 1997, including any amendment filed for the purpose of updating this description.

     We also incorporate by reference as part of this prospectus and encourage you to read all reports and other documents that we have filed (or will file) with the SEC under the Securities Exchange Act of 1934, that are after the date of this prospectus and before the termination of the offering of the shares registered under this prospectus. You should understand that, if any statement contained in a report or document that is incorporated by reference in this prospectus is modified or superseded, then the later filed report or document will modify or supersede the statements contained in this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of that person, a copy of any and all documents incorporated by reference in this prospectus (not including, however, the exhibits to those documents unless those exhibits are specifically incorporated by reference in these documents). Requests should be sent to the attention of the secretary of our company, at DAOU Systems, Inc., 5120 Shoreham Place, San Diego, California 92122, or you may call and ask for the secretary of our company at
(619) 452-2221.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated cumulative expenses of this registration of shares of common stock for resale by the selling stockholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

                                                                  AMOUNT
                                                              --------------
Registration Fee-- Securities and Exchange Commission (1).....       $3,754
Accounting Fees and Expenses..................................        8,000
Legal Fees and Expenses.......................................       30,000
Miscellaneous.................................................        2,500
     Total                                                    --------------
                                                                    $44,254
                                                              --------------
                                                              --------------

(1) Registration fee paid upon the initial filing of this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We hereby incorporate by reference Section 145 of the General Corporation Law of the State of Delaware. Section 145 permits a Delaware corporation to, under specific circumstances, indemnify any director, officer, employee and agent of a corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation. A corporation may thus indemnify the person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement that are actually and reasonably incurred in the suit or proceeding.

     We refer you to Article VI of our Amended and Restated Certificate of Incorporation, and Article VII of our Bylaws, which provide for indemnification by our company in the manner and to the full extent permitted by Delaware law.

     We also have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws.

     We currently maintain directors' and officers' liability insurance with policy limits of $20 million. The policy covers 100 percent of losses, after paying the $250,000 deductible, arising from, among other things, claims of breach of duty, neglect, error, alleged misstatement, misleading statement or omission by the directors and officers in their capacity as such. Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses required by statutory or common law, our Amended and Restated Certificate of Incorporation or Bylaws or by agreement.

         ITEM 16.  EXHIBITS.


  EXHIBIT        DESCRIPTION
  NUMBER

     2.1(1)  --  Agreement and Plan of Merger, dated as of January 9, 1997, by and between the Registrant and DAOU Systems, Inc., a California corporation.
     2.2(2)  --  Agreement and Plan of Merger, dated as of July 8, 1997, by and among the Registrant, DAOU-Integrex, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Integrex Systems Corporation, a Delaware corporation, and the stockholders of Integrex Systems Corporation.
   2.3+,(3)  --  Agreement and Plan of Merger, dated as of September 25, 1997, by and among the Registrant, DAOU On-Line, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, On-Line Networking, Inc., a New Jersey corporation, and the stockholders of On-Line Networking, Inc.
   2.4+,(4)  --  Agreement and Plan of Merger, dated as of March 27, 1998, by and among the Registrant, DAOU-Synexus, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Synexus Incorporated, a Pennsylvania corporation, and the stockholders of Synexus Incorporated.
   2.5+,(4)  --  Agreement and Plan of Merger, dated as of March 30, 1998, by and among the Registrant, DAOU-Sentient, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Sentient Systems, Inc., a Maryland corporation, and the stockholders of Sentient Systems, Inc.
   2.6+,(5)  --  Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Technology Management, Inc., an Indiana corporation, and the stockholders of Technology Management, Inc.
   2.7+,(5)  --  Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, International Health Care Systems, Inc., a Florida corporation, and the stockholders of International Health Care Systems, Inc.
   2.8+,(6)  --  Agreement and Plan of Merger, dated as of June 26, 1998, by and among the Registrant, DAOU-RHI, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, Resources in Healthcare Innovations, Inc., an Indiana corporation, Healthcare Transition Resources, Inc., an Indiana corporation, Ultitech Resources Group, Inc., an Indiana corporation, Innovative Systems Solutions, Inc., an Indiana corporation, Grand Isle Consulting, Inc., an Indiana corporation, and the stockholders of Resources in Healthcare Innovations, Inc., the stockholders of Healthcare Transition Resources, Inc., the stockholders of Ultitech Resources Group, Inc., the stockholders of Innovative Systems Solutions, Inc., and the stockholders of Grand Isle Consulting, Inc.
     4.1(1)  --  Amended and Restated Certificate of Incorporation of the
                 Registrant.
     4.2(1)  --  Bylaws of the Registrant.
     4.3(1)  --  Specimen stock certificate.
     4.4(1)  --  Investors' Rights Agreement, dated October 26, 1995, between the Registrant and the parties named therein.
     4.5(1)  --  Series A Preferred Stock Purchase Warrant No. 1, dated
                 October 26, 1995, between the Registrant and Needham & Company, Inc.
     4.6(1)  --  Series A Preferred Stock Purchase Warrant No. 2, dated
                 October 26, 1995, between the Registrant and Needham Capital S.B.I.C., L.P.
     4.7(7)  --  Certificate of Designations of the Registrant relating to the
                 Series A Convertible Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 23, 1999.
     4.8(7)  --  Registration Rights Agreement, dated July 26, 1999, by and among the Registrant, Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P.
        5.1 -- Opinion of Baker & McKenzie as to the legality of the common stock of the Registrant.
       23.1  --  Consent of Ernst & Young LLP, independent auditors.

       23.2  --  Consent of Deloitte & Touche LLP, independent auditors.
       23.3  --  Consent of Baker & McKenzie (included in Exhibit 5.1).
       24.1 -- Power of Attorney (included on the signature page of this Registration Statement).
    99.1(7)  --  Stock Purchase Agreement, dated as of July 26, 1999, by and among the Registrant, Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P.
    99.2(7)  --  Voting Agreement, dated as of July 26, 1999, by and among the
                 Registrant, Daniel J. Daou, Georges J. Daou, Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P.


            + Confidential treatment has been granted with respect to certain portions of this exhibit.

            (1) Incorporated by reference to the similarly described exhibits filed in connection with the registrant's Registration Statement on Form SB-2, File No. 333-18155, declared effective by the Commission on February 12, 1997.

            (2) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on July 18, 1997.

            (3) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on October 29, 1997.

            (4) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on April 14, 1998.

            (5) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on July 10, 1998.

            (6) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on August 7, 1998.

            (7) Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on July 29, 1999.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 14, 1999.

                                      DAOU SYSTEMS, INC.

                                  By:  /s/ Larry D. Grandia
                                       ---------------------------------------
                                  Larry D. Grandia, Chief Executive Officer,
                                  President and Acting Chief Financial Officer

                                 POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Larry D. Grandia and Georges J. Daou, and each and either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including, without limitation, post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                             TITLE                                   DATE
      ---------                             -----                                   ----
/s/ Larry D. Grandia          Chief Executive Officer, President and         September 14, 1999
--------------------          Acting Chief Financial Officer (Principal
    Larry D. Grandia          Executive Officer and Acting Principal
                              Financial and Accounting Officer)


/s/ Georges J. Daou           Chairman of the Board of Directors             September 14, 1999
--------------------
    Georges J. Daou


/s/ Richard B. Jaffe          Director                                       September 14, 1999
--------------------
    Richard B. Jaffe


/s/ David W. Jahns            Director                                       September 14, 1999
--------------------
    David W. Jahns

      SIGNATURE                             TITLE                                   DATE
      ---------                             -----                                   ----
/s/ John H. Moragne              Director                                    September 14, 1999
------------------------------
    John H. Moragne


/s/ Kevin M. Fickenscher, M.D.   Director                                    September 14, 1999
------------------------------
    Kevin M. Fickenscher, M.D.

                                 INDEX TO EXHIBITS


  EXHIBIT        DESCRIPTION
  NUMBER

    2.1(1)   --  Agreement and Plan of Merger, dated as of January 9, 1997, by and between the Registrant and DAOU Systems, Inc., a
                 California corporation.
    2.2(2)   --  Agreement and Plan of Merger, dated as of July 8, 1997, by and among the Registrant, DAOU-Integrex, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 Integrex Systems Corporation, a Delaware corporation, and the stockholders of Integrex Systems Corporation.
  2.3+,(3)   --  Agreement and Plan of Merger, dated as of September 25, 1997, by and among the Registrant, DAOU On-Line, Inc., a Delaware corporation and wholly-owned subsidiary of the Registrant, On-
                 Line Networking, Inc., a New Jersey corporation, and the
                 stockholders of On-Line Networking, Inc.
  2.4+,(4)   --  Agreement and Plan of Merger, dated as of March 27, 1998, by and among the Registrant, DAOU-Synexus, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 Synexus Incorporated, a Pennsylvania corporation, and the
                 stockholders of Synexus Incorporated.
  2.5+,(4)   --  Agreement and Plan of Merger, dated as of March 30, 1998, by and among the Registrant, DAOU-Sentient, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 Sentient Systems, Inc., a Maryland corporation, and the
                 stockholders of Sentient Systems, Inc.
  2.6+,(5)   --  Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 Technology Management, Inc., an Indiana corporation, and the stockholders of Technology Management, Inc.
  2.7+,(5)   --  Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 International Health Care Systems, Inc., a Florida
                 corporation, and the stockholders of International Health Care
                 Systems, Inc.
  2.8+,(6)   --  Agreement and Plan of Merger, dated as of June 26, 1998, by and among the Registrant, DAOU-RHI, Inc., a Delaware
                 corporation and wholly-owned subsidiary of the Registrant,
                 Resources in Healthcare Innovations, Inc., an Indiana
                 corporation, Healthcare Transition Resources, Inc., an Indiana
                 corporation, Ultitech Resources Group, Inc., an Indiana
                 corporation, Innovative Systems Solutions, Inc., an Indiana corporation, Grand Isle Consulting, Inc., an Indiana
                 corporation, and the stockholders of Resources in Healthcare
                 Innovations, Inc., the stockholders of Healthcare Transition
                 Resources, Inc., the stockholders of Ultitech Resources Group,
                 Inc., the stockholders of Innovative Systems Solutions, Inc., and the stockholders of Grand Isle Consulting, Inc.
    4.1(1)   --  Amended and Restated Certificate of Incorporation of the
                 Registrant.
    4.2(1)   --  Bylaws of the Registrant.
    4.3(1)   --  Specimen stock certificate.
    4.4(1)   --  Investors' Rights Agreement, dated October 26, 1995, between the Registrant and the parties named therein.
    4.5(1)   --  Series A Preferred Stock Purchase Warrant No. 1, dated
                 October 26, 1995, between the Registrant and Needham &
                 Company, Inc.
    4.6(1)   --  Series A Preferred Stock Purchase Warrant No. 2, dated
                 October 26, 1995, between the Registrant and Needham Capital
                 S.B.I.C., L.P.
    4.7(7)   --  Certificate of Designations of the Registrant relating to the
                 Series A Convertible Preferred Stock, as filed with the
                 Secretary of State of the State of Delaware on July 23, 1999.
    4.8(7)   --  Registration Rights Agreement, dated July 26, 1999, by and among the Registrant, Galen Partners III, L.P., Galen Partners
                 International III, L.P. and Galen Employee Fund III, L.P.

       5.1   --  Opinion of Baker & McKenzie as to the legality of the  common stock of the Registrant.
      23.1   --  Consent of Ernst & Young LLP, independent auditors.
      23.2   --  Consent of Deloitte & Touche LLP, independent auditors.
      23.3   --  Consent of Baker & McKenzie (included in Exhibit 5.1).
      24.1   --  Power of Attorney (included on the signature page of this
                 Registration Statement).
   99.1(7)   --  Stock Purchase Agreement, dated as of July 26, 1999, by and among the Registrant, Galen Partners III, L.P., Galen Partners
                 International III, L.P. and Galen Employee Fund III, L.P.
   99.2(7)   --  Voting Agreement, dated as of July 26, 1999, by and among the
                 Registrant, Daniel J. Daou, Georges J. Daou, Galen Partners
                 III, L.P., Galen Partners International III, L.P. and Galen
                 Employee Fund III, L.P.

+ Confidential treatment has been granted with respect to certain portions of this exhibit.

(1) Incorporated by reference to the similarly described exhibits filed in connection with the registrant's Registration Statement on Form SB-2, File No. 333-18155, declared effective by the Commission on February 12, 1997.

(2) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on July 18, 1997.

(3) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on October 29, 1997.

(4) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on April 14, 1998.

(5) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on July 10, 1998.

(6) Incorporated by reference to the exhibit filed in connection with the registrant's Current Report on Form 8-K filed with the Commission on August 7, 1998.

(7) Incorporated by reference to the similarly described exhibit included with the registrant's Current Report on Form 8-K filed on July 29, 1999.